UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2017

TimefireVR Inc.

(Exact name of registrant as specified in its charter)

Nevada	814-00175	86-0490034
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7600 E. Redfield Road, Suite 100 Building A Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 875-9928

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective August 18, 2017, TimefireVR Inc., a Nevada corporation (the “Company”) closed on a private placement offering (the “Offering”) with institutional investors (the “Investors”) pursuant to which the Company issued and sold Senior Convertible Notes (the “Notes”) to the Investors in the aggregate principal amount of $63,157.90, with an original issue discount of 5%, and received gross proceeds of $60,000. The Notes mature on September 3, 2017 (the “Maturity Date”) and bear interest at 8% per annum. On the Maturity Date, the Company must repay an amount equal to 120% of outstanding principal and accrued interest. On the Maturity Date (and subsequently, if the Holders elect to extend the Maturity Date), the Investors may elect to convert the Notes into common stock of the Company at $0.30 per share, subject to adjustment (the “Conversion Price”). In addition, the Notes are redeemable by the Company up to 90 days following issuance at an amount equal to 110% of outstanding principal and accrued interest, and thereafter at an amount equal to 120% of outstanding principal and accrued interest, subject in either case to upward adjustment to the extent the closing price of the Company’s common stock on the OTCQB exceeds the Conversion Price. As additional consideration, the Company issued the Investors a total of 210,526 five-year warrants (the “Warrants”) to purchase the Company’s common stock, which are exercisable on or after February 21, 2017 at $0.35 per share.

The foregoing description of the Offering is a summary only and is qualified in its entirety by the full text of the Securities Purchase Agreement related to the Offering, the form of Note, and the form of Warrant, each of which is filed as an exhibit hereto and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure included under Item 2.03, above, is incorporated by reference herein. The Notes, the Warrants, and the shares of common stock issuable upon conversion and exercise of the Notes and the Warrants have not been registered under the Securities Act of 1933 (the "Securities Act") and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. Each investor acquired the securities for investment and acknowledged that it is an accreditor investor as defined by Rule 501 under the Securities Act. The Notes, Warrants, and shares may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 18, 2017, the Board of Directors of the Company approved the appointment of Jonathan Read to serve as an independent board member. From the proceeds of the offering referred to in this Report, we paid Mr. Read $20,000, of which $15,625 represents the balance of his severance payment stemming from his former service as Chief Executive Officer and the balance represents compensation for board service.

Mr. Read, age 60, from 2013 to present, has served as Managing Partner of Quadratam1 LLC, a Scottsdale, Arizona based firm specializing in providing financial and organizational consulting services for growth-stage companies in the United States and China. From November 1, 2015 to January 31, 2017, Mr. Read was Chief Executive Officer or President of the Company, and during the course of his tenure repositioned, re-financed, and merged the company into an entity focused on the virtual reality sector. Beginning in 2005 and continuing through 2012, he founded and served as Chief Executive Officer and a director of ECOtality, Inc. (NASDAQ: ECTY), a San Francisco based entity in the field of electric vehicle charging and battery technology. In 2013, ECOtality, Inc. filed for Chapter 11 bankruptcy protection. In 2014, Mr. Read filed for bankruptcy personally.

Item 8.01	Other Events.

On July 12, 2017 and August 2, 2017, the Company received advances from a shareholder of $50,000 and $30,000, respectively. No loan or other documentation exists. The Company is treating the advances as demand obligations.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Senior Convertible Note
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 23, 2017	TimefireVR Inc. By: /s/ Jeffrey Rassas Name: Jeffrey Rassas Title: Chief Executive Officer